SETTLEMENT, LICENSE AND RELEASE AGREEMENT

This Settlement, License and Release Agreement ("Agreement") is made as of December 16, 2004 ("Effective Date") between David H. Sitrick, an individual ("Sitrick") and Freehand Systems Inc., a Nevada corporation, ("Freehand").

WHEREAS, Sitrick is the inventor and owner of U.S. Patent No. 5,728,960 (the "960 patent") and U.S. Patent No. 6,084,168 (the "168 patent");

WHEREAS, Sitrick has filed an action in the United States District Court for the Northern District of Illinois, Case No. 02 C 1568 entitled David H. Sitrick v. Freehand Systems Inc. regarding the alleged infringement of the 960 patent and the 168 patent by Freehand;

WHEREAS, Freehand denies any infringement of the patents; and

WHEREAS, the Parties desire to resolve their disputes and Freehand desires to acquire a non-exclusive license under patents owned, controlled, and licensable by Sitrick, and to fully resolve any disputes related thereto;

THEREFORE in consideration of the premises and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Sitrick and Freehand agree as follows:

1.0 DEFINITIONS.

1.1 "Freehand Products" means any computer or software that was or is made, used, sold, offered for sale, leased, licensed, imported or otherwise disposed of by Freehand at any time and that is substantially similar to what is being offered by Freehand as of the Effective Date.

1.2 "Sitrick Patents" shall mean and include U.S. Patent No. 5,728,960 and U.S. Patent No. 6,084,168 and, without limiting the foregoing, all patents and patent applications, present or future, issued anywhere in the world that share a claim of priority with either the 960 patent or the 168 patent, as well as any and all foreign counterparts, parents, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions, and utility models of all patents and patent applications identified above.

1.3 "Term" is defined in Subsection 5.1 herein.

1.4 "Net Sales" shall mean Gross Sales of Freehand Products minus returns, commissions, rebates, shipping and taxes.

2.0 LICENSE AND RELEASES.

2.1 Sitrick, on behalf of himself, his successors, assigns, administrators and heirs grants to Freehand a limited, non-exclusive, non-transferable (except as provided in Section 6), non-terminable (except for breach) worldwide license under the Sitrick Patents to make, have made, use, sell, offer for sale/license, lease, import, export, or otherwise dispose of Freehand Products containing or using any invention covered by the Sitrick Patents throughout the world, and to practice and have practiced any method in connection thereto. Notwithstanding anything to the contrary in this Section 2.1, the networking capability permitted under this License is expressly limited in scope to the following: to communicate original music composition data file(s) for visually displayable music compositions from a first Freehand Product (as stored in or downloaded onto the first Freehand Product) for communications of the original music composition data file(s) to an additional Freehand Product(s) for storage locally in the additional Freehand Product(s), and to use of the original music composition data file(s) with the additional Freehand Product(s). Additionally, the limited license shall further license to Freehand under the Sitrick Patents the right to have its Freehand Product(s) permit the opening of an original music composition data file for visual viewing, permitting editing, and permitting saving to non-volatile storage of the original music composition data file with the editing as a saved derivative music composition data file, and thereafter providing for communications of the saved derivative music composition data file from the first Freehand Product to additional Freehand Product(s) for storage locally in the additional Freehand Product(s), and providing for opening the derivative music composition data file on the additional Freehand Product(s) and thereafter providing a visual display of the derivative music composition data file on the additional Freehand Product(s).

2.2 Because the rights granted under this Agreement with respect to the networking capability of Freehand Products is limited, Freehand agrees that prior to making, having made, using, selling, offering for sale, leasing, importing, exporting, or otherwise disposing of Freehand Products having networking capability other than that defined by Section 2.1, Freehand will first negotiate and acquire rights from Sitrick for such additional rights under the Sitrick Patents.

2.3 Sitrick and Freehand, on behalf of themselves, and their respective successors, assigns, administrators, heirs, officers, directors, employees, agents and past and present shareholders hereby release, acquit and forever discharge each other (including their predecessors, successors, agents, employees, officers, directors, and shareholders, assigns, administrators and heirs), and past, present or future (whether direct or indirect) suppliers, customers, users, distributors, or retailers (all of whom are expressly agreed to be third-party beneficiaries of this Agreement) from any and all actions, causes of action, claims or demands, liabilities, losses, damages, attorney fees,

court costs, or any other form of claim or compensation for known or unknown acts of infringement of the Sitrick Patents, or any other claims arising out of or relating thereto, and Sitrick and Freehand covenant not to sue any released party on account of any such claim, except that this Section shall not release any party from any claim arising from any breach of this Agreement.

2.4 The parties, having specific intent to release all potential claims described in the foregoing Subsections 2.1, 2.2 and 2.3, whether known or unknown, do hereby acknowledge and expressly waive the provisions of Section 1542 of the California Civil Code (and similar provisions in other jurisdictions), which provides:

> "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him, must have materially affected his settlement with debtor."

2.5 To the extent that Sitrick does not have the right to grant fully the licenses and other rights set out in this Section 2.0, he grants the broadest such rights that he is entitled to grant consistent with the terms set out above.

2.6 Sitrick agrees to file the Dismissal with Prejudice attached to this Agreement as Exhibit A within five (5) business days of receipt of the initial $50,000.00 payment required by Section 3.1 herein.

3.0 CONSIDERATION.

3.1 Freehand shall pay Sitrick a total sum of one hundred thousand United States dollars ($100,000.00 US) for past sales and other considerations under this Agreement. That amount shall be paid as follows: By December 31, 2004, Freehand will pay to Sitrick the sum of fifty thousand United States dollars ($50,000.00 US). By no later than June 30, 2005, Freehand will make the final payment to Sitrick of fifty thousand United States dollars ($50,000.00 US).

3.2 The payments to be made under Subsection 3.1 will be made by electronic transfer of funds to Sitrick's bank account as follows:

Bank Name:	Northern Trust
Bank Address:	PO Box 75986, Chicago, IL 60675
ABA No.:	071000152
Account No.:	6110152394
Swift Code:	
Account Name:	Northern Funds for the benefit David H.Sitrick

3.3 Freehand shall pay Sitrick a royalty for future sales of Freehand Products as follows: (a) for sales starting January 1, 2005, one and a half percent (1.5%) on net sales until such time as the aggregate royalties paid to Sitrick under this Agreement total Three Hundred Thousand United States Dollars (US $300,000.00), and then one percent (1%) thereafter until the expiration of the Term. These royalties shall be paid on an annual, fiscal year basis and must be paid by no later than May 1st following the close of the fiscal year. Each annual royalty payment shall be accompanied by a report indicating how the net sales number used for the royalty calculation was determined. The first annual royalty payment and report shall be due by no later than May 1, 2006. Notwithstanding anything to the contrary above, the minimum royalty to be paid Sitrick each fiscal year Freehand remains in business is Fifty Thousand United States Dollars ($50,000.00). This minimum guaranteed royalty shall be paid quarterly on July 30, October 30, January 30 and May 1 of each fiscal year. The maximum royalty to be paid in any one fiscal year is Three Hundred Thousand United States Dollars ($300,000.00).

3.4 As further consideration for the agreements, covenants and releases contained herein, Freehand grants Sitrick options to purchase up to Two Hundred Thousand (200,000) shares of Freehand common stock at a price of $1.00/share. These options must be exercised by December 31, 2008.

3.5 Freehand agrees to mark its products with an appropriate legend regarding the 960 and 168 patents, as well as any future patents that Freehand obtains a license to under this Agreement, and further agrees to not contest the validity of the Sitrick Patents or to assist others in contesting the Sitrick Patents except as otherwise required by process of law or court order.

3.6 Sitrick shall have the right, upon reasonable notice, to have a third party accounting firm conduct an audit of Freehand's records regarding the calculation and payment of royalties. The third party accounting firm shall maintain the confidentiality of any records or information that it is provided access to during the audit and may only report to Sitrick that the royalty report issued is accurate, or if inaccurate, the true numbers revealed by its audit. If the difference between what is reported by Freehand and what is revealed during the audit is five percent (5%) or less, then the expenses of the audit shall be born entirely by Sitrick. If the difference is greater than five percent (5%), then the expenses of the audit shall be borne by Freehand.

4.0 WARRANTIES.

4.1 Freehand warrants and represents that it is a validly existing business and in good standing under the laws of the respective jurisdictions in which it has activities, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein and that Kim Lorz, its President and CEO, has the full power and authority to execute this Agreement.

4.2 Sitrick represents and warrants that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and consummate the transactions contemplated herein.

4.3 Sitrick warrants and represents that he owns all of the Sitrick Patents and has the sole right to (a) enforce the Sitrick Patents against any third party that may be liable for past, present, or future infringement; (b) sue infringers for all profits and damages that may result from past, present or future infringement of the Sitrick Patents; and (c) grant all releases, licenses, covenants and other rights with respect to third party usage of the Sitrick Patents. Sitrick warrants and represents that there are no liens, conveyances, mortgages, subrogations, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement. Sitrick agrees to fully and promptly indemnify and hold harmless Freehand and any party protected by the covenants and releases in Section 2.0 (each, an "Indemnified Party") for any liabilities, losses, expenses, fees (including attorneys' fees), and damages incurred by such Indemnified Party as a result of any third-party claim based in any way on the Sitrick Patents. Except as expressly provided for above, Sitrick makes no other warranties or representations, express or implied, of any kind whatsoever and expressly disclaims any implied warranties of merchantability or fitness for a particular purpose, nor does he warrant that the practice of the inventions of the Sitrick Patents will not violate the rights of third parties to this Agreement.

5.0 TERM AND TERMINATION.

5.1 This Agreement shall not be binding on the parties until it has been signed below by both parties, at which time it shall become effective on its Effective Date. The Agreement shall remain in full force and effect until the expiration of the last to expire of the Sitrick Patents (the "Term"). At that time, the licenses, covenants, and releases of Section 2.0 shall survive the expiration of this Agreement and shall remain in effect in perpetuity. Sections 5.0, 6.0, 7.0, 8.0 and 9.0 shall also survive the expiration of this Agreement. In the event of a breach of this Agreement prior to the expiration of the Term that remains uncured 45 days after notice of the breach is provided to the allegedly breaching party, the non-breaching party may bring an action to enforce this Agreement notwithstanding the provisions of this Section or Section 2.0.

6.0 ASSIGNABILITY AND CHANGE OF CONTROL.

6.1 Freehand may not assign or delegate its rights or obligations under this Agreement without Sitrick's prior written consent; provided however, that Freehand may assign this Agreement in connection with the sale, transfer, or merger of all or substantially all of its assets relating to the subject matter hereof without consent of Sitrick, provided that the assignee assumes all obligations and limitations contained in this Agreement in a writing provided to the counterparty of this Agreement. In the event that Freehand is sold, or otherwise undergoes a change of control, the new company shall continue to be licensed under the Sitrick Patents, but only for the line(s) of business in

existence at the time that Freehand changes ownership or control. Any attempted assignment or transfer in derogation of the provisions of this Subsection 6.1 shall be void.

6.2 The licenses, covenants, and releases contained in this Agreement, as well as the terms of this Subsection 6.2, shall run with the Sitrick Patents and shall bind all future owners of the Sitrick Patents. Sitrick shall not grant, assign or subrogate the Sitrick Patents unless: (i) the grantee, assignee, or subrogee assumes all obligations and limitations contained in this Agreement (including the licenses, covenants, and releases) in a writing provided to Freehand; and (ii) Sitrick provides Freehand, upon Freehand's request, reasonable cooperation and assistance as necessary to effect the terms of this Subsection 6.2.

6.3 Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of, and be enforceable by the parties, their successors, and their permitted assigns.

7.0 CONFIDENTIALITY.

7.1 The terms of this Agreement are confidential. Neither party shall divulge any terms of this Agreement without the prior written permission of the other party. This obligation is subject to the following exceptions: (a) disclosure is permissible if required by government or court order, provided that disclosing party designates the Agreement under an "Outside Counsel Only" designation of an order protecting confidentiality, or gives the other party prior notice and an opportunity to seek such treatment; (b) disclosure is permissible as needed by either party to enforce this Agreement; (c) disclosure is permissible to the parties' accountants, attorneys, insurers, and similar advisors, as well as potential buyers or investors of a party, to the extent they have a need to know for legitimate business purposes of each party, provided that such personnel are bound by obligations of secrecy; and (d) disclosure is permissible as otherwise required by law, provided however that the disclosing party must take reasonable steps to protect the confidentiality of the terms.

8.0 NOTICES.

8.1 All communications required under this Agreement shall be in writing and shall be deemed delivered to the party when delivered by hand to, or when return receipt is received from a reputable delivery service indicating delivery to, the addressees listed below:

<u>For Sitrick</u>:
Sitrick & Sitrick
8340 North Lincoln Avenue, Suite 201
Skokie, IL 60077

<u>For Freehand</u>:
President
Freehand Systems, Inc.
95 First Street
Los Altos, CA 94022

9.0 MISCELLANEOUS.

9.1 If any portion of this Agreement is found to be invalid, illegal, or unenforceable for any reason, the remainder of the Agreement shall continue in force and, if needed, the parties shall substitute suitable provisions having like effect and intent.

9.2 This Agreement cannot be modified, terminated or amended in any respect orally or by conduct of the parties. Any termination, modification, or amendment may be made only by a writing signed by all parties.

9.3 This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which constitute a one and the same instrument. Each party may rely on facsimile signature pages as if such facsimile pages were originals.

9.4 The parties have participated jointly in the negotiation and drafting of this Agreement. Accordingly any presumption or rule of construction permitting ambiguities to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement. Neither this Agreement nor its terms may be deemed an admission of any issue, fact, violation, or liability by either party, nor an admission of infringement or validity of the Sitrick Patents.

9.5 This Agreement shall be construed, and the relationship between the parties determined, in accordance with the laws of Illinois, notwithstanding any choice-of-law principle that might dictate a different governing law.

9.6 This Agreement sets forth the entire understanding of the parties with respect to the Sitrick Patents, and replaces any prior oral or written communications between them with respect to the subject matter hereof.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties, to be effective as of the Effective Date.

DAVID H. SITRICK	FREEHAND SYSTEMS INC.
By: [signature]	By: [signature]
	Its: CEO
Dated: December 16, 2004	Dated: 16 Dec 04